UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 22, 2014

MakingORG, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

333-186510	39-2079723
(Commission File Number)	(I.R.S. Employer Identification No.)

5042 Wilshire Blvd #3018

Los Angeles, CA 90036

(Address of Principal Executive Offices, Zip Code)

(213) 805-5799

(Registrant's Telephone Number, Including Area Code)

Drimex Inc.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amendment to Articles of Incorporation

Drimex Inc., a Nevada corporation (the "Company"), received notification from FINRA that as of August 22, 2014, the name of the Company on the Daily List will be changed to MakingORG, Inc. As of August 25, 2014 the trading symbol of the Company will be "CQCQ".

In addition to the name change of the Company, the amended and restated Articles of Incorporation increased the amount of authorized shares of common stock from 75,000,000 to 150,000,000 and increased the authorized share capital of the Company by providing for the adoption of 5,000,000 shares of blank check preferred stock. The amendment to the Articles of Incorporation will be effective as of August 29, 2014 in the State of Nevada.

Section 8 - Other Events

Item 8.01 Other Events.

On August 22, 2014, FINRA confirmed the 6-1 forward stock split authorized by the Board of Directors of the Company. The record date of the split is August 29, 2014. Accordingly, shareholders owning shares on such date will receive 5 shares of the Company for each share they own as of such date. The Company currently has 5,905,000 shares issued and outstanding. As a result of the forward stock split, the Company will have 35,430,000 shares issued and outstanding. The additional shares will be mailed directly to the stockholders of the Company without any further action on their part.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits:

Exhibit 3.1	Amended and Restated Articles of Incorporation.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MakingORG, Inc.

Date: August 22, 2014	By	/s/ Juanzi Cui
Juanzi Cui
President and Chief Executive Officer